EXHIBIT 2.3

UNIT PURCHASE AGREEMENT

BY AND AMONG

THE BOSTON BEER COMPANY, INC.

AND

DFH INVESTORS LLC

DATED May 8, 2019

THIS IS A DRAFT AGREEMENT ONLY AND DELIVERY OR DISCUSSION OF THIS DRAFT AGREEMENT SHOULD NOT BE CONSTRUED AS AN OFFER OR COMMITMENT WITH RESPECT TO THE PROPOSED TRANSACTIONS TO WHICH THIS DRAFT AGREEMENT RELATES. THIS DRAFT AGREEMENT IS BEING DELIVERED PRIOR TO PURCHASER HAVING COMPLETED ITS DUE DILIGENCE. PURCHASER THEREFORE RESERVES THE RIGHT TO REVISE THIS DRAFT AGREEMENT IN ALL RESPECTS PENDING THE RESULTS OF ITS DUE DILIGENCE INVESTIGATION. NO PARTY TO THE PROPOSED TRANSACTION (AND NO PERSON OR ENTITY RELATED TO ANY SUCH PARTY) WILL BE UNDER ANY LEGAL OBLIGATION WITH RESPECT TO THE PROPOSED TRANSACTION OF ANY NATURE WHATSOEVER UNLESS AND UNTIL A DEFINITIVE AGREEMENT PROVIDING FOR THE TRANSACTION HAS BEEN EXECUTED AND DELIVERED BY ALL PARTIES THERETO.

EXHIBITS

Exhibit A – Escrow Agreement

Exhibit B – Form of Assignment of Membership Units

ii

UNIT PURCHASE AGREEMENT

This UNIT PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May 8, 2019 (the “Effective Date”) by and among The Boston Beer Company, Inc., a Massachusetts corporation (“Purchaser”) and DFH Investors LLC, a Delaware limited liability company (“Seller”). Purchaser and Seller are sometimes collectively referred to herein as the “Parties” and individually referred to herein as a “Party.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Article VII below.

WHEREAS, Seller owns 1,000,000 Series A Units of membership interest (the “Membership Units”) in Off-Centered Way LLC, a Delaware limited liability company (the “Company”) representing approximately 15.35% of the total issued and outstanding membership interests of the Company; and

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Membership Units, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

Purchase and Sale

Section 1.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, all of Seller’s rights, title, and interest in and to the Membership Units, free and clear of all Encumbrances, for the consideration specified in Section 1.02.

Section 1.02 Purchase Price. The aggregate purchase price for the Membership Units shall be $158,400,000 (the “Purchase Price”). Purchaser shall deposit the Purchase Price into an escrow account pursuant to the terms set forth in Section 1.04 below. Payments made by Purchaser pursuant to this Section 1.02 shall be made by wire transfer of immediately available U.S. funds to such account(s), and pursuant to such wire instructions, as are designated in writing by the Escrow Agent prior to the Effective Date.

Section 1.03 Execution and Closing.

(a) On the Effective Date, each Party shall deliver to the other Party executed versions of this Agreement and the Escrow Agreement and Seller shall deliver to Purchaser:

(i) The resignation of Philip Marineau as the Investor Manager on the Company’s Board of Managers, which shall be effective as of the Closing; and

(b) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely simultaneously with the closing of the transactions contemplated by the Merger Agreement or on such other date as is mutually agreeable to Purchaser and Seller. The date of the Closing is referred to herein as the “Closing Date.”

(c) At the Closing, Seller shall deliver to Purchaser the deliverables set forth in Section 2.02 and Purchaser shall deliver to Seller the deliverables set forth in Section 2.03.

Section 1.04 Escrow. On the Effective Date, Purchaser shall deposit, or shall cause to be deposited, with the Escrow Agent the Purchase Price and shall deliver evidence thereof to Seller. The Purchase Price will be held and disbursed by the Escrow Agent solely for the purposes and in accordance with the terms of this Agreement and the Escrow Agreement, in form and substance substantially similar to Exhibit A attached hereto (the “Escrow Agreement”). The Escrow Agreement will provide that on the Closing Date, the Purchase Price shall be released by the Escrow Agent to Seller substantially concurrently with the Closing upon receipt of written instructions from Purchaser. The Escrow Agreement shall be signed by Purchaser and Seller simultaneously with the execution and delivery of this Agreement on the Effective Date.

ARTICLE II

CONDITIONS TO CLOSING

Section 2.01 Legal and Regulatory Conditions. The mutual obligations of Seller and Purchaser to consummate the transactions contemplated hereby are conditioned on the fulfillment of the following conditions:

(a) No action or proceeding before any Governmental Entity shall be pending wherein an unfavorable judgment, decree or order would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

(b) any waiting period (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, shall have expired or been terminated; and

(c) Current legislation in the State of Delaware in respect of brewery-pub licenses, craft distillery licenses and microbrewery licenses issued by the State of Delaware has been amended to allow for the total maximum brewing volume as contemplated by the Purchaser following the consummation of the transactions contemplated by this Agreement, or (B) the ownership of all brewery-pub licenses, craft distillery licenses and microbrewery licenses issued by the State of Delaware to the Company or any of its subsidiaries have been transferred to a third party and licensed to the Company or any of its subsidiaries such that the Purchaser would be in compliance with the relevant legislation in the State of Delaware following the consummation of the transactions contemplated by this Agreement.

Section 2.02 Seller Deliveries. At the Closing, Seller will deliver to Purchaser each of the following:

(a) a duly executed and delivered assignment of the Membership Units of each Seller to Purchaser in the form of Exhibit B hereto (the “Assignment”);

(b) the written consent of the Board of Managers of the Company to the sale of the Membership Units by Seller to Purchaser contemplated hereby;

(c) a certificate of good standing of the Seller certified by the Secretary of State of the State of Delaware as of a reasonably current date;

(d) a certificate from Seller, in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code and IRS Notice 2018-29, stating that Seller is not a “foreign person” for purposes of Sections 1445 and 1446(f) of the Code and the Treasury Regulations promulgated thereunder; and

(e) a properly executed Form W-9 indicating, among other things, that the Seller is not subject to backup withholding.

Section 2.03 Purchaser Deliveries. At the Closing, Purchaser will deliver the necessary instructions to the Escrow Agent in accordance with the terms set forth in the Escrow Agreement to release the Purchase Price from escrow and deliver the Purchase Price to Seller, together with countersigned copies of the Assignment and Release.

Section 2.04 Parallel Transactions. The respective obligations of the Parties hereunder are conditioned on the simultaneous closing of the Parallel Transactions. This Agreement and the respective obligations of the Parties hereunder shall automatically terminate upon the termination of the Merger Agreement in accordance with the provisions of Article VII thereof.

Section 2.05 Withholding. Notwithstanding anything in this Agreement to the contrary, Purchaser shall be entitled direct the Escrow Agent to deduct from the Purchase Price the amount, if any, that Purchaser or the Escrow Agent is required to deduct and withhold from the Purchase Price under any provision of applicable Tax Law and to cause such amount to be deposited with the appropriate Governmental Entity. To the extent that amounts are so withheld, deducted and paid over to the Governmental Entity, such withheld amounts shall be treated for all purposes as a cash payment by Purchaser to Seller hereunder in satisfaction of the obligation to deliver the Purchase Price. In the event that Purchaser anticipates that any such withholding may be required, Purchaser shall (i) promptly provide Seller with written notice of any amounts that it anticipates will need to be withheld and deducted from the Purchase Price and the basis for such withholding reasonably in advance of the Closing (but in all events at least three (3) Business Days before the Closing), (ii) cooperate in good faith with Seller to eliminate or reduce any such withholding or deduction, and (iii) provide Seller a reasonable opportunity to provide any applicable certificates, forms or other documentation that would eliminate or reduce the requirement to deduct or withhold under applicable Tax Law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

The Seller represents and warrants to Purchaser that the statements contained in this Article III are true and correct as of the Effective Date and as of the Closing Date.

Section 3.01 Organization and Power. Seller is a limited liability company validly existing and in good standing under the laws of the State of Delaware, with all requisite power and authority to enter into this Agreement and any other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

Section 3.02 Authorization; No Breach; Valid and Binding Agreement. The execution and delivery of this Agreement and the other Transaction Documents by Seller, and the consummation of the transactions contemplated hereby and thereby will not: (a) violate any provision of the organizational documents of Seller; (b) violate any material applicable Law of any Governmental Entity; (c) result in any material breach of, or constitute a material default (or an event which would, with the passage of time or the giving of notice or both, constitute a material default) under, or give rise to a right to terminate any material contract of Seller; or (d) require the consent or approval of any Governmental Entity.

Section 3.03 Enforceability. This Agreement and each of the other Transaction Documents to which Seller is a party have been duly and validly executed and delivered by Seller and constitute the legal, valid and binding agreement of Seller, enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and similar Laws affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or at law) (such exceptions, collectively, the “Enforceability Exceptions”).

Section 3.04 Seller’s Title to Membership Units. Seller has good and valid title to and is the lawful, legal, record and beneficial owner of the Membership Units, free and clear of all Encumbrances and Purchaser, at the Closing and upon payment of the Purchase Price, will receive good title to the Membership Units, free and clear of all Encumbrances.

Section 3.05 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller or, to the actual knowledge of Seller, the Company or for which Seller or, to the actual knowledge of Seller, the Company may otherwise be liable.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the Effective Date and as of the Closing Date:

Section 4.01 Organization and Power. Purchaser is a corporation validly existing and in good standing under the laws of the Commonwealth of Massachusetts, with all requisite corporate power and authority to enter into this Agreement and any other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

Section 4.02 Authorization; No Breach; Valid and Binding Agreement. The execution and delivery of this Agreement and the other Transaction Documents to which it is a party by Purchaser, and the consummation of the transactions contemplated hereby and thereby will not: (a) violate any provision of the organizational documents of Purchaser; (b) violate any material applicable Law of any Governmental Entity; (c) result in any material breach of, or constitute a material default (or an event which would, with the passage of time or the giving of notice or both, constitute a material default) under, or give rise to a right to terminate any material contract of Purchaser; or (d) require the consent or approval of any Governmental Entity. This Agreement and each other Transaction Documents to which Purchaser is a Party have been duly and validly executed and delivered by Purchaser and constitute a legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.03 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement or the other Transaction Documents based on any arrangement or agreement made by or on behalf of Purchaser.

ARTICLE V

INDEMNIFICATION

Section 5.01 Survival. The representations and warranties made by the Parties in this Agreement shall survive the execution and delivery of this Agreement and the Closing until the three (3) year anniversary of the Closing Date. The covenants made by the Parties in this Agreement only requiring performance prior to the Closing shall, in each case, terminate and be of no further force and effect effective as of the Closing. The covenants made by the Parties in this Agreement that contemplate performance after the Closing or expressly by their terms survive the Closing shall survive the Closing in accordance with their respective terms.

Section 5.02 Indemnification.

(a) Indemnification of Purchaser. From and after the Closing, Seller shall defend and hold Purchaser and its directors, shareholders, officers, employees, consultants, agents, representatives, Affiliates, successors and assigns (each, a “Purchaser Indemnified Person”) harmless from and against any and all Losses arising out of, resulting from or relating to:

(i) any breach of any representation or warranty made by Seller in Article III;

(ii) any breach of any covenant or agreement contained in this Agreement or any other Transaction Document by Seller; and

(iii) an actual and intentional fraud by Seller in the making of any representation or warranty in Article III.

The aggregate liability of Seller or its Affiliates under this Section 5.02(a) shall not exceed the Purchase Price (the “Cap”).

(b) Indemnification of Seller. From and after the Closing, Purchaser shall defend and hold Seller and its directors, shareholders, officers, employees, consultants, agents, representatives, Affiliates, successors and assigns (each, a “Seller Indemnified Person”) harmless from and against any and all Losses arising out of, resulting from or relating to:

(i) any breach of any representation or warranty made by Purchaser in Article IV;

(ii) any breach of any covenant or agreement contained in this Agreement or any other Transaction Document by Purchaser; and

(iii) an actual and intentional fraud by Purchaser in the making of any representation or warranty in Article IV.

The aggregate liability of Purchaser under this Section 5.02(b) shall not exceed the Cap.

Section 5.03 Procedure.

(a) An Indemnified Person seeking indemnification hereunder shall, promptly after becoming aware of any facts or circumstances that would reasonably be expected to give rise to a right to indemnification pursuant to this Agreement, give a written notice to Seller or Purchaser, as applicable, specifying the facts constituting the basis for its claim, (in light of the circumstances then known to the Indemnified Person), the applicable provision(s) of this Agreement upon which the Indemnified Person relies for its demand and, if reasonably practicable, a good faith estimate of the amount of the claim (a “Notice of Claim”).

(b) If a Purchaser Indemnified Person is seeking indemnification because of a claim asserted by any claimant other than an Indemnified Person (a “Third Party”), the Indemnified Person shall deliver a Notice of Claim to Seller or Purchaser, as applicable, promptly after such assertion is actually known to the Indemnified Person; provided, however, that the right of a Person to be indemnified hereunder in respect of claims made or alleged by a Third Party (a “Third Party Claim”) shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, Seller or Purchaser, as applicable, is prejudiced thereby.

(c) Seller or Purchaser, as applicable, shall have the right, upon written notice to the Indemnified Person, to assume and conduct, at Seller’s or Purchaser’s, as applicable, sole expense, the defense of the Third Party Claim with counsel reasonably acceptable to the Indemnified Person; provided that (i) no material conflict of interest arises that would prohibit a single counsel from representing both Seller or Purchaser, as applicable, and the Indemnified Person in connection with the defense of such Third Party Claim and (ii) such Third Party Claim does not solely seek an injunction or other equitable relief against Seller or Purchaser, as applicable. The Indemnified Person may thereafter participate in (but not control) the defense of any such Third Party Claim with its own counsel at its own expense; provided, however, that if (A) any of the conditions described in clauses (i) - (ii) above fails to occur or ceases to be satisfied, or (B) Seller or Purchaser, as applicable, repeatedly fails to take reasonable steps necessary to defend such Third Party Claim in the reasonable judgment of the Indemnified Person, then the Indemnified Person may assume and control its own defense using counsel of its own choosing. If Seller or Purchaser, as applicable, elects not to defend the Indemnified Person with respect to such Third Party Claim, or fails to notify the Indemnified Person of such election within thirty (30) calendar days after receipt of the Notice of Claim, the Indemnified Person shall have the right, at its option, to assume and control defense of the matter in such manner as it may deem reasonably appropriate. Seller or Purchaser, as applicable, if it has assumed the defense of any Third Party Claim as provided in this Agreement, may not, without the prior written consent of the Indemnified Person, consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim that (1) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Person of a complete release from all liability in respect of such Third Party Claim, (2) grants any injunctive or equitable relief or (3) may reasonably be expected to have a material adverse effect on the Indemnified Person or any business thereof. The Indemnified Person, if it has assumed the defense of any Third Party Claim, may, without the prior written consent of Seller or Purchaser, as applicable, consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim; provided, that any such settlement shall not be determinative of Seller’s or Purchaser’s, as applicable, indemnification obligations hereunder; provided further that such Third Party Claim settlement does not grant any injunctive or equitable relief. Each of the Parties shall and shall direct their Affiliates (and their respective officers, directors, employees, consultants and agents) to, make available, to the extent legally permissible, to the other(s) all relevant information in his or its possession relating to any such Third Party Claim which is being defended by the other Party and shall otherwise reasonably cooperate in the defense thereof. The party controlling the defense of such Third Party Claim shall keep the non-controlling party advised of the status of such Third Party Claim and the defense thereof and shall consider in good faith the recommendations made by the non-controlling party with respect thereto.

Section 5.04 Exclusive Remedies. Except as otherwise provided in this Section 5.04, from and after the Closing, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement, or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article V, and in furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under applicable Law, and will not pursue, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement, or otherwise relating to the subject matter of this Agreement, that it may have against the other Party and their Affiliates, and each of their respective Affiliates, directors, officers, employees, managers, members, representatives and agents, arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article V. Nothing herein shall limit any Party’s right to seek and obtain any remedy of specific performance, injunction, and other equitable relief to which such Party shall be entitled hereunder.

Section 5.05 Adjustment to Purchase Price. To the maximum extent permitted by applicable Law, it is the intention of the Parties to treat any indemnity payment made under this Agreement as an adjustment to the Purchase Price for all tax purposes, and the Parties agree to file their tax returns accordingly.

ARTICLE VI

ADDITIONAL COVENANTS AND AGREEMENTS

Section 6.01 Disclosure Generally. All Exhibits attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the Exhibits shall be deemed to refer to this entire Agreement, including all Exhibits attached hereto.

Section 6.02 Further Assurances. From time to time, as and when requested by any Party and at such Party’s expense, any other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting Party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement. Each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all appropriate action and do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Law to consummate the transactions contemplated hereby as promptly as practicable, including to cause all conditions set forth in Article II to be satisfied.

Section 6.03 Tax Matters.

(a) It is the intention and understanding of the Parties that, for U.S. federal and applicable state and local income Tax purposes: (i) the purchase and sale of Membership Units pursuant to this Agreement will be characterized as the purchase and sale of partnership interests governed by Section 741 Code; (ii) that the foregoing transaction and the Parallel Transactions will not cause the Company to become disregarded for income Tax purposes; (iii) pursuant to Sections 743 and 754 of the Code, the income Tax basis for the interest in the Company’s assets represented by the Membership Units will be adjusted based upon the rules contained in Section 755 of the Code to reflect the assets’ relative fair market values (with the aggregate fair market value determined based on the aggregate purchase price that is being paid under this Agreement and in the Parallel Transactions); (iv) the Company’s reporting period will not be affected by the transaction contemplated by this Agreement or by the Parallel Transactions such that the Company will file U.S. federal, state and local income Tax returns covering the entire period that began on January 1, 2019, and will end on December 28, 2019 (or, if applicable, such earlier date on which the Company’s status as a partnership terminates); (v) Seller shall be chargeable with and will report it allocable share (as determined under the provisions of the Company’s Third Amended and Restated Limited Liability Company Agreement dated December 31, 2018) of the taxable income or loss that is realized and reported by the Company for the portion of such 2019 period that ends with the close of business on the Closing Date on its applicable U.S. federal, state and local income tax returns; (vi) Purchaser will be chargeable with and will report its allocable share (based on its ownership of the Membership Units) of the taxable income or loss that is realized and reported by the Company for the portion of such 2019 period that commences on the date following the Closing Date; and (vii) for purposes of allocating the taxable income or loss of the Company contemplated by clauses (v) and (vi), Purchaser shall cause the Company to use the interim closing method and the daily convention (within the meaning of Section 1.706-4 of the Treasury Regulations) with such interim closing occurring at the end of the day on the Closing Date.

(b) Seller will indemnify Purchaser and Company, and hold each of them harmless from any out-of-pocket Losses arising from any U.S. federal, state or local income Taxes that are imposed with respect to (i) all allocations of taxable income reported by the Company to Seller with respect to the Membership Units on an IRS Schedule K-1 issued (A) for all taxable years ending on or prior to the date of this Agreement, and (B) with respect the taxable period of the Company beginning on or about January 1, 2019, to the extent reflected on an IRS Schedule K-1 that is prepared in accordance with Section 6.03(a); and (ii) any taxable gain realized by Seller from the sale of the Membership Units to Purchaser pursuant to this Agreement.

(c) Each Party shall cooperate as and to the extent reasonably requested by the other Party in connection with any Tax matters relevant to Seller’s ownership of the Membership Units or purchase and sale pursuant to this Agreement of the Membership Units. If Purchaser obtains any third-party valuation of the assets of the Company that is intended to serve the basis for the purchase price allocation described in Section 6.03(a)(iii), then Purchaser shall use its commercially reasonable efforts to share with Seller an interim draft of such valuation and shall consider in good faith any reasonable comments made by Seller in writing no later than five (5) days after Seller’s receipt of such draft.

(d) Purchaser shall cause the Company to: (i) file all U.S. federal, state and local income Tax returns in a manner consistent with Section 6.03(a), and (ii) with respect to the Taxable year of the Company that includes the Closing Date, furnish to Seller a final Schedule K-1 for such Taxable year, and reasonable estimates of the information to be shown thereon, no later than the date on which such schedule or information, as applicable, is provided to other members of the Company.

Section 6.04 Release.

(a) Effective as of the Closing, in consideration of the premises contained in this Agreement, the consideration to be received by Seller pursuant to this Agreement, and in consideration of and as an inducement to Purchaser to consummate the transactions contemplated by this Agreement, Seller on behalf of Seller and Seller’s Related Persons, hereby releases and forever discharges Purchaser and the Company, and each of their respective past, present and future officers, directors, representatives, Affiliates, stockholders, successors and assigns (individually, a “Purchaser Released Party” and collectively, “Purchaser Released Parties”) from any and all claims, demands, proceedings, causes of action, orders, obligations, contracts, indebtedness and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which Seller or any of Seller’s Related Persons now has, have ever had or may hereafter have against the respective Purchaser Released Parties arising contemporaneously with or prior to the Closing Date or on account of or arising solely out of Seller’s ownership of the Membership Units; provided that nothing contained herein shall operate to release any (x) obligations of Purchaser arising under this Agreement or the other Transaction Documents, (y) rights with respect to the Company or its direct and indirect subsidiaries’ directors’ and officers’ liability insurance policies in place as of the Closing or (z) rights to be indemnified or held harmless or to receive contribution or similar payments as provided in the Company’s or its direct and indirect subsidiaries’ organizational documents in place as of the Closing. Seller on behalf of Seller and Seller’s Related Persons hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Purchaser Released Party, based upon any matter purported to be released hereby.

(b) Effective as of the Closing, in consideration of the premises contained in this Agreement, and in consideration of and as an inducement to Seller to consummate the transactions contemplated by this Agreement and to sell the Membership Interests, Purchaser on behalf of Purchaser, the Company and Purchaser’s Related Persons, hereby releases and forever discharges Seller, and Seller’s past, present and future officers, directors, representatives, Affiliates, stockholders, successors and assigns (individually, a “Seller Released Party” and collectively, “Seller Released Parties”) from any and all claims, demands, proceedings, causes of action, orders, obligations, contracts, indebtedness and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which Purchaser or any of Purchaser’s Related Persons now has, have ever had or may hereafter have against the respective Seller Released Parties arising contemporaneously with or prior to the Closing Date; provided that nothing contained herein shall operate to release any obligations of Seller arising under this Agreement or the other Transaction Documents. Purchaser on behalf of Purchaser and Purchaser’s Related Persons hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Seller Released Party, based upon any matter purported to be released hereby.

ARTICLE VII

DEFINITIONS

Section 7.01 Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Assignment” has the meaning set forth in Section 2.02(a).

“Business Day” shall mean any day, excluding Saturday, Sunday and any other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Cap” has the meaning set forth in Section 5.02(a).

“Closing” has the meaning set forth in Section 1.03.

“Closing Date” has the meaning set forth in Section 1.03.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” has the meaning set forth in the Recitals.

“Designated Courts” has the meaning set forth in Section 8.14(a).

“Effective Date” has the meaning set forth in the preamble to this Agreement.

“Electronic Delivery” has the meaning set forth in Section 8.12.

“Encumbrance” means any lien, charge, mortgage, pledge, security interest or other restriction (other than restrictions on transfer (x) set forth in the LLC Agreement and (y) generally arising under federal and state securities laws).

“Enforceability Exceptions” has the meaning set forth in Section 3.02.

“Escrow Agent” means U.S. Bank National Association.

“Escrow Agreement” has meaning set forth in Section 1.04.

“Exhibit” shall mean the exhibits appended to this Agreement.

“Governmental Entity” means any foreign, federal, state, provincial or local governmental or regulatory commission, board, bureau, agency, court or regulatory or administrative body.

“Indemnified Person” means a Purchaser Indemnified Person or Seller Indemnified Person, as applicable.

“Law” means any federal, state, local, municipal, foreign, order, constitution, law, ordinance, rule, regulation, statute or treaty.

“LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of the Company, dated December 31, 2018, by and among, the Company, Seller and the other members party thereto.

“Losses” means any and all losses, damages, liabilities, obligations, judgments, settlements, Taxes, fines, penalties, awards, third-party costs and expenses (including reasonable attorneys’ and other professional fees and expenses), whether absolute, accrued, conditional or otherwise, but excluding punitive damages except to the extent actually paid to a third party in connection with a Third Party Claim.

“Membership Units” has the meaning set forth in the Recitals.

“Non-Party Affiliates” has the meaning set forth in Section 8.16.

“Notice of Claim” has the meaning set forth in Section 5.03(a).

“Parallel Transactions” means the transactions that the Purchaser is consummating simultaneously with those transactions contemplated by this Agreement pursuant to the terms of those certain: (i) Membership Unit Purchase Agreement with Dogfish East of the Mississippi LP, a Delaware limited partnership, Mr. Samuel A. Calagione III (“Mr. Calagione”) and Ms. Mariah D. Calagione (together with Mr. Calagione, the “Founders”) and (ii) Merger Agreement with Dogfish Head Holding Company, a Delaware corporation and the Founders, that the Purchaser is entering into simultaneously with the execution of this Agreement (the “Merger Agreement”).

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, Governmental Entity or other entity.

“Purchase Price” has the meaning set forth in Section 1.02.

“Purchaser” has the meaning set forth in the preamble to this Agreement.

“Purchaser Indemnified Person” has the meaning set forth in Section 5.03(a).

“Related Person” means, (a) with respect to an entity, (i) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (ii) any Person that holds a material interest in such specified Person; (iii) each Person that serves as a director, officer, partner, member, manager, executor, or trustee of such specified Person ( or in a similar capacity); (iv) any Person in which such specified Person holds a material interest; (v) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (vi) any Related Person of any individual described in clause (ii) or (iii) or, (b) with respect to an individual, ( i) each other member of such individual’s family; ( ii) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s family; (iii) any Person in which such individual or members of such individual’s family hold (individually or in the aggregate) a material interest; and (iv) any Person with respect to which such individual or one or more members of such individual’s family serves as a director, officer, partner, member, manager, executor, or trustee (or in a similar capacity).

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Indemnified Person” has the meaning set forth in Section 5.02(b).

“Tax” or “Taxes” means any and all federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, registration, occupation, premium, windfall profit, profits, environmental, customs, duties, real property, escheat or unclaimed property, special assessment, personal property, capital stock, social security (or similar including FICA), disability, unemployment, payroll, license, employment or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts imposed by a Governmental Entity in respect of the foregoing.

“Third Party” has the meaning set forth in Section 5.03(b).

“Third Party Claim” has the meaning set forth in Section 5.03(b).

“Transaction Documents” means this Agreement, the Assignment, the Escrow Agreement and all documents, agreements and certificates to be executed or entered into in connection with the transactions contemplated by this Agreement.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Confidentiality; Press Releases and Communications. Except as may be required by Law, or as otherwise expressly contemplated herein, no Party or its respective Affiliates, employees, agents and representatives shall disclose to any third party the existence of this Agreement or the subject matter or terms hereof without the prior consent of Purchaser; provided, that a Party and its Affiliates may disclose such information (a) to its attorneys, advisors, representatives, members, stockholders, investors, beneficiaries and trustees and (b) in connection with enforcing its rights under any this Agreement, the Escrow Agreement, or any other agreement entered into in connection with this Agreement. Except as may be required by Law, or by the rules of any applicable securities exchange, no Party may issue any press release or other public announcement relating to the subject matter of this Agreement or the transactions contemplated hereby without the prior approval of the other Party. Notwithstanding anything to the contrary in this Agreement, in no event shall this Section 8.01 limit disclosure of the price of and Parties to the transactions contemplated hereby (or any other terms publically disclosed by any Party hereto) by Seller or any of its Affiliates (i) to any direct or indirect investors in any such Person, as applicable, or (ii) in connection with normal fund raising and related marketing and informational or reporting activities of such Persons, in each case on a confidential basis.

Section 8.02 Expenses. Each Party shall pay its own fees and expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not).

Section 8.03 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given (a) when personally delivered (in which case, effectiveness shall be upon delivery) or (b) by deposit with Federal Express or similar receipted nationally recognized overnight courier service (in which case effectiveness shall be one (1) day after such deposit). Notices, demands and communications to Purchaser and Seller shall, unless another address is specified in writing, be sent to the addresses indicated below:

Notices to Purchaser:

The Boston Beer Company, Inc.

One Design Center Place, Suite 850

Boston, MA 02210

Attention: Tara L. Heath, Vice President, Legal and Deputy General Counsel

E-mail: Tara.Heath@bostonbeer.com

with copies (which shall not constitute notice) to:

Nixon Peabody LLP

Exchange Place

53 State Street

Boston, MA 02109

Attention: Frederick H. Grein, Jr.

E-mail: fgrein@nixonpeabody.com

Notices to Seller:

DFH Investors LLC 81

Main Street, Suite 501

White Plains, NY 10601

Attn: Philip Marineau

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn: Christopher Torrente

Section 8.04 Assignment; Successors in Interest; No Third-Party Beneficiaries. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned or delegated by any Party without the prior written consent of the other Party; provided, that Purchaser may at any time (x) collaterally assign any of its rights hereunder to any lender and (y) after the Closing, assign or delegate any of its rights or obligations to any Affiliate of Purchaser or in connection with the sale of all or substantially all of the assets of Purchaser to an independent-third party (it being agreed that no such assignment shall relieve Purchaser of its obligations or agreements hereunder). Except as provided in Section 8.16 herein, nothing expressed or implied herein is intended, or shall be construed, to confer upon or give any Person other than the Parties and their respective successors and permitted assigns, any right, remedy, claim, obligation or liability under or by reason of this Agreement, or result in such Person being deemed a third-party beneficiary hereof.

Section 8.05 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 8.06 References. The table of contents and the Section and other headings and subheadings contained in this Agreement and the Exhibits hereto are solely for the purpose of reference, are not part of the agreement of the Parties, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to days or months shall be deemed references to calendar days or months. All references to “$” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” or “Schedule” shall be deemed to refer to a Section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable.

Section 8.07 Interpretation; Construction. Unless the context otherwise requires, words importing the singular shall include the plural, and vice versa. The use in this Agreement of the term “including” (whether or not followed by the words “without limitation” or “but not limited to”) means “including, without limitation.” The words “herein”, “hereof”, “hereunder”, “hereby”, “hereto”, and other words of similar import refer to this Agreement as a whole, including the Exhibits, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular article, section, subsection, paragraph, subparagraph or clause contained in this Agreement. All references to articles, sections, subsections, clauses, paragraphs, schedules and Exhibits mean such provisions of this Agreement and Exhibits attached to this Agreement, except where otherwise stated. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

Section 8.08 Specific Performance. This Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and Purchaser and Seller would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in addition to any other remedy to which a non-breaching Party may be entitled at law, a non-breaching Party shall be entitled to injunctive relief without the posting of any bond or other security to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof, and the breaching Party waives the defense that an adequate remedy at law may exist.

Section 8.09 Amendment and Waiver. Any provision of this Agreement may be amended or waived only in a writing signed by Purchaser and Seller. No waiver of any provision hereunder or of any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default, and no failure or delay to enforce, or partial enforcement of, any provision hereof shall operate as a waiver of such provisions or any other provision.

Section 8.10 Complete Agreement. This Agreement and the documents referred to herein and the schedules and Exhibits hereto (including, without limitation, the other Transaction Documents) contain the complete and entire agreement between the Parties with respect to the subject matter hereof and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

Section 8.11 Conflict between Transaction Documents. To the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated hereby, this Agreement shall govern and control.

Section 8.12 Counterparts . This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one (1) or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by ..pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

Section 8.13 Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware.

Section 8.14 Jurisdiction.

(a) Any suit, action or proceeding against Seller or Purchaser arising out of, or with respect to, this Agreement or any judgment entered by any court in respect thereof shall be brought exclusively in the courts of the State of Delaware (the “Designated Courts”), and the Parties hereto accept the exclusive jurisdiction of the Designated Courts for the purpose of any suit, action or proceeding.

(b) In addition, each Party hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any of the Designated Courts and hereby further irrevocably waives any claim that any suit, action or proceedings brought in the Designated Courts has been brought in an inconvenient forum.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS-CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (i) THIS AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR (ii) THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 8.15 Disclaimer.

(a) Except for the representations and warranties contained in Article III, neither Seller nor any other Person makes any other express or implied representation or warranty with respect to Seller or the transactions contemplated by this Agreement, and Seller disclaims any other representations or warranties, whether made by Seller, its Affiliates, or any of its or their members, managing members, officers, directors, employees, equity holders, agents or representatives. Except for the representations and warranties contained in Article III, Seller hereby disclaims all liability and responsibility for, or any use by Purchaser or its Affiliates or representatives of, any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to Purchaser or its Affiliates or representatives. In entering into this Agreement, Purchaser has relied solely upon its own investigation and analysis and the representations and warranties of Seller expressly set forth in

Article III, and Purchaser acknowledges that, other than as expressly set forth in Article III, neither Seller nor any of its managers, managing members, directors, officers, employees, Affiliates, equity holders, agents or representatives makes or has made any, and Purchaser has not relied on any other, representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Purchaser or any of its respective agents, representatives, lenders or Affiliates prior to the execution of this Agreement. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall prevent or limit an action based upon, or relieve any Person from liability for, actual and intentional fraud regarding the representations, warranties and other agreements made in this Agreement.

(b) Except for the representations and warranties contained in Article IV, neither Purchaser nor any other Person makes any other express or implied representation or warranty with respect to Purchaser or the transactions contemplated by this Agreement, and Purchaser disclaims any other representations or warranties, whether made by Purchaser, its Affiliates, or any of its or their members, managing members, officers, directors, employees, equity holders, agents or representatives. Except for the representations and warranties contained in Article IV, Purchaser hereby disclaims all liability and responsibility for, or any use by Seller or its Affiliates or representatives of, any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to Seller or its Affiliates or representatives. In entering into this Agreement, Seller has relied solely upon its own investigation and analysis and the representations and warranties of Purchaser expressly set forth in Article IV, and Seller acknowledges that, other than as expressly set forth in Article IV, neither Purchaser nor any of its managers, managing members, directors, officers, employees, Affiliates, equity holders, agents or representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Seller or any of its respective agents, representatives, lenders or Affiliates prior to the execution of this Agreement. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall prevent or limit an action based upon, or relieve any Person from liability for, actual and intentional fraud regarding the representations, warranties and other agreements made in this Agreement.

Section 8.16 Non-Recourse. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, (i) this Agreement may only be enforced against, and all claims, causes of action, suits or other legal proceedings (whether in contract or in tort, in Law or in equity) that may be based upon, arise out of or relate to this Agreement or the other Transaction Documents, or the negotiation, execution or performance of this Agreement or the other Transaction Documents (including any representation or warranty made in or in connection with this Agreement or the other Transaction Documents or as an inducement to enter into this Agreement or the other Transaction Documents), may be made only against the entities that are expressly identified as Parties, and then only with respect to the specific obligations set forth herein with respect to such Party and (ii) no Person who is not a named party to this Agreement or the other Transaction Documents, including any past, present or future director, officer, employee, incorporator, member, manager, managing member, partner, equity holder, Affiliate, agent, attorney or representative of any named party to this Agreement or the other Transaction Documents (or any Affiliate of any of the aforementioned) (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in Law, in equity, granted by statute or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or such other Transaction Documents (as the case may be) or for any claim based on, in respect of, or by reason of this Agreement or such other Transaction Documents (as the case may be) or the negotiation or execution hereof or thereof; and each Party waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. The Non-Party Affiliates are expressly intended as third party beneficiaries of this provision of this Agreement. Without limiting the foregoing, to the maximum extent permitted by Law, each Party disclaims any reliance on any Non-Party Affiliate with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

Section 8.17 Relationship of the Parties. Nothing in this Agreement shall be deemed to constitute the Parties as joint venturers, alter egos, partners or participants in an unincorporated business or other separate entity, nor, in any manner create any principal, agent, fiduciary or other special relationship between or among the Parties. No Party shall have any duties (including fiduciary duties) towards any other Party except as specifically set forth herein.

*        *        *         *

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

Purchaser:	THE BOSTON BEER COMPANY, INC.

	By:	/s/ David A. Burwick
Name: David A. Burwick
Title: President and Chief Executive Officer

Seller:	DFH INVESTORS LLC

	By:	/s/ Philip Marineau
Name: Philip Marineau
Title: President

EXHIBIT A

EXECUTION

ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Agreement”) is made effective as of May 8, 2019, by and among THE BOSTON BEER COMPANY, INC a Massachusetts corporation (the “Purchaser”), DFH INVESTORS LLC, a Delaware limited liability company (the “Seller”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as escrow agent hereunder (the “Escrow Agent”).

Preliminary Statements:

A. Purchaser and Seller have entered into that certain Unit Purchase Agreement, dated on the date hereof (the “Purchase Agreement”), by and between Purchaser and Seller, pursuant to which, among other things, Purchaser is purchasing from Seller 1,000,000 Series A Preferred Units of membership interest of Off Centered Way, LLC, a Delaware limited liability company (the “Company”) that are owned by Seller and which represent approximately 15.35% of all of the issued and outstanding membership interests of the Company; and

B. The Purchase Agreement provides that Purchaser shall deposit on behalf of Seller the Escrow Funds (as defined below) in a segregated escrow account to be held by Escrow Agent for the purpose of facilitating payment of the Purchase Price (as defined in the Purchase Agreement) pursuant to the Purchase Agreement; and

C. Escrow Agent has agreed to accept, hold, and disburse the funds deposited with it and any earnings thereon in accordance with the terms of this Agreement; and

D. Purchaser and Seller have appointed the Representatives (as defined below) to represent them for all purposes in connection with the funds to be deposited with Escrow Agent and this Agreement; and

E. Purchaser and Seller acknowledge that (i) Escrow Agent is not a party to and has no duties or obligations under the Purchase Agreement, (ii) all references in this Agreement to the Purchase Agreement are solely for the convenience of Purchaser and Seller, and (iii) Escrow Agent shall have no implied duties beyond the express duties set forth in this Agreement;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1. Definitions. The following terms shall have the following meanings when used herein:

“Business Day” means any day, other than a Saturday, Sunday or legal holiday, on which Escrow Agent at its location identified in Section 15 of this Agreement is open to the public for general banking purposes.

“Claim Notice” has the meaning set forth in Section 6(a) of this Agreement.

“Escrow Funds” means the funds deposited with Escrow Agent pursuant to Section 3 of this Agreement, together with any interest and other income thereon.

“Escrow Period” means the period commencing on the date hereof and ending at the close of Escrow Agent’s Business Day on the Escrow Termination Date.

“Escrow Termination Date” means the date by which this Agreement may be terminated in accordance with the provisions of Section 4(a) or 14 of this Agreement

“Final Order” means a final and nonappealable order of a court of competent jurisdiction, which order is delivered to Escrow Agent accompanied by a written instruction from Purchaser or Seller given to effectuate such order and confirming that such order is final, non-appealable and issued by a court of competent jurisdiction, and Escrow Agent shall be entitled to conclusively rely upon any such confirmation and instruction and shall have no responsibility to review the order to which such confirmation and instruction refers.

“Indemnified Party” has the meaning set forth in Section 11 of this Agreement.

“Indemnity Claim” has the meaning set forth in Section 6(a) of this Agreement.

“Joint Written Direction” means a written direction executed by a Purchaser Representative and a Seller Representative, delivered to Escrow Agent in accordance with Section 15 and directing Escrow Agent to disburse all or a portion of the Escrow Funds or to take or refrain from taking any other action pursuant to this Agreement.

“Purchaser Representative” means the person(s) so designated on Schedule C hereto or any other person designated in a writing signed by Purchaser and delivered to Escrow Agent and a Seller Representative in accordance with the notice provisions of this Agreement, to act as its representative under this Agreement.

“Representatives” means a Purchaser Representative and a Seller Representative.

“Seller Representative” means the person(s) so designated on Schedule C hereto or any other person designated in a writing signed by Seller and delivered to Escrow Agent and a Purchaser Representative in accordance with the notice provisions of this Agreement, to act as its representative under this Agreement.

2. Appointment of and Acceptance by Escrow Agent. Purchaser and Seller hereby appoint Escrow Agent to serve as escrow agent hereunder. Escrow Agent hereby accepts such appointment and, upon receipt by wire transfer of the Escrow Funds in accordance with Section 3 of this Agreement, shall hold, invest and disburse the Escrow Funds in accordance with this Agreement.

3. Deposit of Escrow Funds. Contemporaneously with the execution and delivery by Seller, Purchaser and Escrow Agent of this Agreement, Purchaser will transfer the sum of ONE HUNDRED FIFTY-EIGHT MILLION FOUR HUNDRED THOUSAND AND 00/100 DOLLARS ($158,400,000.00) in cash, by wire transfer of immediately available funds, into a deposit account (Account No. 233944000) in the name of Purchaser with the Escrow Agent (the “Escrow Account”).

4. Disbursements of Escrow Funds.

(a) Escrow Agent shall disburse Escrow Funds at any time and from time to time, upon receipt of, and in accordance with, a Joint Written Direction, substantially in the form of Attachment 1 attached hereto and received by Escrow Agent as set forth in Section 15 of this Agreement. The Joint Written Direction must contain complete payment instructions, including funds transfer instructions or an address to which a check should be sent. Upon the distribution by the Escrow Agent of all of the Escrow Funds pursuant to the provisions of this Section 4(a), this Agreement will terminate.

(b) Upon the expiration of the Escrow Period, Escrow Agent shall distribute to Purchaser any remaining Escrow Funds in the Escrow Account not subject to a Claim Notice, as provided in Section 6 of this Agreement. Each of Purchaser and Seller acknowledges that the Escrow Agent is authorized to use the following funds transfer instructions to disburse any funds due to Purchaser:

  Bank Name: Bank of America

  Bank Address: 100 Federal Street, Boston, MA 02110

  ABA No.: 026009593

  Account Name: Boston Beer Corporation

  Account No.: 9373192069

(c) Prior to any disbursement, Escrow Agent must receive reasonable identifying information regarding the recipient so that Escrow Agent is able to comply with its regulatory obligations and reasonable business practices, including without limitation a completed United States Internal Revenue Service (“IRS”) Form W-9 or Form W-8, as applicable. All disbursements of Escrow Funds will be subject to the fees and claims of Escrow Agent and the Indemnified Parties pursuant to Sections 11 and 12 of this Agreement.

(d) Purchaser and Seller may each deliver written notice to Escrow Agent in accordance with Section 15 of this Agreement changing their respective funds transfer instructions, which notice will be effective only upon receipt by Escrow Agent and after Escrow Agent has had reasonable time to act upon such notice.

5. Suspension of Performance; Disbursement into Court. If, at any time, (a) a dispute exists with respect to any obligation of Escrow Agent under this Agreement, (b) Escrow Agent is unable to determine, to Escrow Agent’s sole satisfaction, Escrow Agent’s proper actions with respect to its obligations hereunder, or (c) the Representatives have not, within 10 days of receipt of a notice of resignation, appointed a successor escrow agent to act under this Agreement, then Escrow Agent may, in its sole discretion, take either or both of the following actions:

(i) suspend the performance of any of its obligations (including without limitation any disbursement obligations) under this Agreement until such dispute or uncertainty is resolved to the sole satisfaction of Escrow Agent or until a successor escrow agent is appointed.

(ii) petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction, in any venue convenient to Escrow Agent, for instructions with respect to such dispute or uncertainty and, to the extent required or permitted by law, pay into such court, for holding and disposition by such court, all Escrow Funds, after deduction and payment to Escrow Agent of all fees and expenses (including court costs and attorneys’ fees) payable to, incurred by, or expected to be incurred by Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder; provided that, prior to taking such action, the Escrow Agent must provide prompt written notice thereof to the Purchaser or Purchaser Representative and the Seller or the Seller Representative in accordance with Section 15 of this Agreement.

Escrow Agent will have no liability to Purchaser or Seller for any such suspension of performance or disbursement into court, specifically including any liability or claimed liability that may arise due to any delay in any other action required or requested of Escrow Agent.

6. Resolutions & Disbursement of Claims. If during the Escrow Period Purchaser elects to make a claim for indemnity against Seller, then the procedure for administering and resolving such claims is as follows:

(a) If Purchaser elects to assert a claim for indemnity as contemplated by the Purchase Agreement (an “Indemnity Claim”), it must give written notice of such claim (a “Claim Notice”) to Escrow Agent and Seller prior to the expiration of the Escrow Period. Such Claim Notice must include a description of the claim and the basis therefor and the amount, if known, asserted by Purchaser for such claim (including, if appropriate, an estimate of all costs and expenses reasonably expected to be incurred by Purchaser by reason of such claim).

(b) Escrow Agent shall pay an Indemnity Claim to Purchaser from the Escrow Funds only pursuant to (i) Seller’s written direction, (ii) a Joint Written Direction or (iii) a Final Order.

7. Investment of Funds. Based upon Purchaser’s and Seller’s prior review of investment alternatives, in the absence of further specific written direction to the contrary at any time that an investment decision must be made, Escrow Agent is directed to invest and reinvest the Escrow Funds in the investment identified in Schedule A. If applicable, Purchaser and Seller acknowledge receipt from Escrow Agent of a current copy of the prospectus for the investment identified in Schedule A. Purchaser and Seller may deliver to Escrow Agent a Joint Written Direction changing the investment of the Escrow Funds, upon which direction Escrow Agent may conclusively rely without inquiry or investigation; provided, however, that Purchaser and Seller warrant that no investment or reinvestment direction will be given except in the following: (a) direct obligations of the United States of America or obligations the principal of and the interest on which are unconditionally guaranteed by the United States of America; (b) U.S. dollar denominated deposit accounts and certificates of deposit issued by any bank, bank and trust company, or national banking association (including Escrow Agent and its affiliates), which are either (i) insured by the Federal Deposit Insurance Corporation (“FDIC”) up to FDIC limits, or (ii) with domestic commercial banks which have a rating on their short-term certificates of deposit on the date of purchase of at least “A-1” by S&P or “P-1” by Moody’s (ratings on holding companies are not considered as the rating of the bank); or (c) money market funds, including funds managed by Escrow Agent or any of its affiliates; provided further, however, that Escrow Agent will not be directed to invest in investments that Escrow Agent determines are not consistent with Escrow Agent’s policies or practices. Purchaser and Seller recognize and agree that Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of Escrow Funds or the purchase or disposition of any investment and the Escrow Agent will not have any liability for any loss in an investment made pursuant to the terms of this Agreement. Escrow Agent has no responsibility whatsoever to determine the market or other value of any investment and makes no representation or warranty as to the accuracy of any such valuations. To the extent applicable regulations grant rights to receive brokerage confirmations for certain security transactions, Purchaser and Seller waive receipt of such confirmations.

All investments will be made in the name of Escrow Agent. Escrow Agent may, without notice to Purchaser and Seller, sell or liquidate any of the foregoing investments at any time for any disbursement of Escrow Funds permitted or required hereunder and will not be liable for any loss, cost or penalty resulting from any sale or liquidation of any such investment. All investment earnings will become part of the Escrow Funds and investment losses will be charged against the Escrow Funds. With respect to any Escrow Funds or investment instruction received by Escrow Agent after 11:00 a.m., U.S. (prevailing Central Time), Escrow Agent will not be required to invest applicable funds until the next Business Day. Receipt of the Escrow Funds and investment and reinvestment of the Escrow Funds will be confirmed by Escrow Agent by an account statement. Failure to inform Escrow Agent in writing of any error or omission in any such account statement within 90 days after receipt will conclusively be deemed confirmation and approval by Purchaser and Seller of such account statement.

8. Tax Reporting. Escrow Agent has no responsibility for the tax consequences of this Agreement and Purchaser and Seller shall consult with independent counsel concerning any and all tax matters. Purchaser and Seller jointly and severally agree to (a) assume all obligations imposed now or hereafter by any applicable tax law or regulation with respect to payments or performance under this Agreement and (b) request and direct the Escrow Agent in writing with respect to withholding and other taxes, assessments or other governmental charges, and advise the Escrow Agent in writing with respect to any certifications and governmental reporting that may be required under any applicable laws or regulations. Except as otherwise agreed by Escrow Agent in writing, Escrow Agent has no tax reporting or withholding obligation except to the Internal Revenue Service with respect to Form 1099-B reporting on payments of gross proceeds under Internal Revenue Code Section 6045 and Form 1099 and Form 1042-S reporting with respect to investment income earned on the Escrow Funds, if any. To the extent that U.S. federal imputed interest regulations apply, Purchaser and Seller shall, no later than 5 Business Days after the effective date of this Agreement, so inform the Escrow Agent, provide the Escrow Agent with all imputed interest calculations and direct the Escrow Agent to disburse imputed interest amounts as Purchaser and Seller deem appropriate. The Escrow Agent will rely solely on such provided calculations and information and will have no responsibility for the accuracy or completeness of any such calculations or information. Purchaser and Seller shall provide Escrow Agent a properly completed IRS Form W-9 or Form W-8, as applicable, for each payee. If requested tax documentation is not so provided, Escrow Agent is authorized to withhold taxes as required by the United States Internal Revenue Code and related regulations. Purchaser and Seller have determined that any interest or income on Escrow Funds will be reported on an accrual basis and deemed to be for the account of Seller.

9. Resignation or Removal of Escrow Agent. Escrow Agent may resign and be discharged from the performance of its duties hereunder at any time by giving ten (10) days’ prior written notice to Purchaser and Seller and such resignation shall be effective no earlier than thirty (30) days after such written notice has been furnished and, after the date of such resignation notice, notwithstanding any other provision of this Agreement, Escrow Agent’s sole obligation will be to hold the Escrow Funds pending appointment of a successor escrow agent. Similarly, Escrow Agent may be removed at any time by Purchaser and Seller giving at least thirty (30) days’ prior written notice to Escrow Agent specifying the date when such removal will take effect. If Purchaser and Seller fail to jointly appoint a successor escrow agent prior to the effective date of such resignation or removal, Escrow Agent may petition a court of competent jurisdiction to appoint a successor escrow agent, and all costs and expenses related to such petition shall be paid jointly and severally by Purchaser and Seller. The retiring Escrow Agent shall transmit all records pertaining to the Escrow Funds and shall pay all Escrow Funds to the successor escrow agent, after making copies of such records as the retiring Escrow Agent deems advisable and after deduction and payment to the retiring Escrow Agent of all fees and expenses (including court costs and attorneys’ fees) payable to, incurred by, or expected to be incurred by the retiring Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder. After any retiring Escrow Agent’s resignation or removal, the provisions of this Agreement will inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Agreement.

10. Duties and Liability of Escrow Agent.

(a) Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no duties will be implied. Escrow Agent has no fiduciary or discretionary duties of any kind. Escrow Agent’s permissive rights will not be construed as duties. Escrow Agent has no liability under and no duty to inquire as to the provisions of any document other than this Agreement, including without limitation any other agreement between any or all of the parties hereto or any other persons even though reference thereto may be made herein and whether or not a copy of such document has been provided to Escrow Agent. Escrow Agent’s sole responsibility is to hold the Escrow Funds in accordance with Escrow Agent’s customary practices and disbursement thereof in accordance with the terms of this Agreement. Escrow Agent shall not be responsible for or have any duty to make any calculations under this Agreement, or to determine when any calculation required under the provisions of this Agreement should be made, how it should be made or what it should be, or to confirm or verify any such calculation. Escrow Agent will not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein. This Agreement will terminate upon the distribution of all the Escrow Funds pursuant to any applicable provision of this Agreement, and Escrow Agent will thereafter have no further obligation or liability whatsoever with respect to this Agreement or the Escrow Funds.

(b) Escrow Agent will not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines, which determination is not subject to appeal, that Escrow Agent’s gross negligence or willful misconduct in connection with its material breach of this Agreement was the sole cause of any loss to Purchaser or Seller. Escrow Agent may retain and act hereunder through agents, and will not be responsible for or have any liability with respect to the acts of any such agent retained by Escrow Agent in good faith.

(c) Escrow Agent may rely upon any notice, instruction, request or other instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which Escrow Agent believes to be genuine and to have been signed or presented by the person or parties purporting to sign the same. In no event will Escrow Agent be liable for (i) acting in accordance with or conclusively relying upon any instruction, notice, demand, certificate or document believed by Escrow Agent to have been created by or on behalf of Purchaser or Seller, (ii) incidental, indirect, special, consequential or punitive damages or penalties of any kind (including, but not limited to lost profits or diminution in value), even if Escrow Agent has been advised of the likelihood of such damages or penalty and regardless of the form of action or (iii) any amount greater than the value of the Escrow Funds as valued upon deposit with Escrow Agent.

(d) Escrow Agent will not be responsible for delays or failures in performance resulting from acts of God, strikes, lockouts, riots, acts of war or terror, epidemics, governmental regulations, fire, communication line failures, computer viruses, attacks or intrusions, power failures, earthquakes or any other circumstance beyond its control. Escrow Agent will not be obligated to take any legal action in connection with the Escrow Funds, this Agreement or the

Purchase Agreement or to appear in, prosecute or defend any such legal action or to take any other action that in Escrow Agent’s sole judgment may expose it to potential expense or liability. Purchaser and Seller are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state. Escrow Agent will have no liability to Purchaser or Seller, their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the Escrow Funds escheat by operation of law.

(e) Escrow Agent may consult, at Purchaser’s and Seller’s cost (to be shared equally), legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, or relating to any dispute involving this Agreement, and will incur no liability and must be fully indemnified from any liability whatsoever in acting in accordance with the advice of such counsel. Purchaser and Seller agree to perform or procure the performance of all further acts and things, and execute and deliver such further documents, as may be required by law or as Escrow Agent may reasonably request in connection with its duties hereunder. When any action is provided for herein to be done on or by a specified date that falls on a day other than a Business Day, such action may be performed on the following Business Day.

(f) If any portion of the Escrow Funds is at any time attached, garnished or levied upon, or otherwise subject to any writ, order, decree or process of any court, or in case disbursement of Escrow Funds is stayed or enjoined by any court order, Escrow Agent is authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders, decrees or process so entered or issued, including but not limited to those which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction; and if Escrow Agent relies upon or complies with any such writ, order, decree or process, it will not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even if such order is reversed, modified, annulled, set aside or vacated.

(g) Escrow Agent and any stockholder, director, officer or employee of Escrow Agent may buy, sell and deal in any of the securities of any other party hereto and contract and lend money to any other party hereto and otherwise act as fully and freely as though it were not Escrow Agent under this Agreement. Nothing herein will preclude Escrow Agent from acting in any other capacity for any other party hereto or for any other person or entity.

(h) In the event instructions, including funds transfer instructions, address change or change in contact information are given to Escrow Agent (other than in writing at the time of execution of this Agreement), whether in writing, by facsimile or otherwise, Escrow Agent is authorized, but not required, to seek confirmation of such instructions by telephone call-back to any person designated by the instructing party on Schedule C attached hereto, and Escrow Agent may rely upon the confirmation of anyone purporting to be the person so designated. The persons and telephone numbers for call-backs may be changed only in writing actually received and acknowledged by Escrow Agent and will be effective only after Escrow Agent has a reasonable opportunity to act on such changes. If Escrow Agent is unable to contact any of the designated representatives identified in Schedule C attached hereto, Escrow Agent is hereby authorized but will be under no duty to seek confirmation of such instructions by telephone call-back to any one or more of Purchaser’s or Seller’s executive officers (“Executive Officers”), as the case may be, which will include the titles of Chief Executive Officer, President and Vice President, as Escrow Agent may select. Such Executive Officer must deliver to Escrow Agent a fully executed incumbency certificate, and Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer. Purchaser and Seller agree that Escrow Agent may at its option record any telephone calls made pursuant to this Section. Escrow Agent in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Purchaser or Seller to identify (i) the beneficiary, (ii) the beneficiary’s bank, or (iii) an intermediary bank, even when its use may result in a transfer of funds to a person other than the intended beneficiary or to a bank other than the intended beneficiary’s bank or intermediary bank. Purchaser and Seller acknowledge that these optional security procedures are commercially reasonable.

11. Indemnification of Escrow Agent. Purchaser and Seller, jointly and severally, shall indemnify and hold harmless Escrow Agent and each director, officer, employee and affiliate of Escrow Agent (each, an “Indemnified Party”) upon demand against any and all claims, actions and proceedings (whether asserted or commenced by Purchaser, Seller or any other person or entity and whether or not valid), losses, damages, liabilities, penalties, costs and expenses of any kind or nature (including without limitation reasonable attorneys’ fees, costs and expenses) (collectively, “Losses”) arising from this Agreement or Escrow Agent’s actions hereunder, except to the extent such Losses are finally determined by a court of competent jurisdiction, which determination is not subject to appeal, to have been directly caused solely by the gross negligence or willful misconduct of such Indemnified Party in connection with Escrow Agent’s material breach of this Agreement. Purchaser and Seller further agree, jointly and severally, to indemnify each Indemnified Party for all costs, including without limitation reasonable attorneys’ fees, incurred by such Indemnified Party in connection with the enforcement of Purchaser’s and Seller’s obligations hereunder. Solely as between Purchaser, on the one hand, and Seller, on the other hand, Purchaser shall be responsible for fifty percent (50%) of such indemnification obligations and Seller shall be responsible for fifty percent (50%) of such indemnification obligations and each Party shall be entitled to reimbursement from the other to the extent the amount of Losses actually paid by any Party to an Indemnified Party exceeds this agreed pro rata share. Purchaser and Seller agree that if any obligation to indemnify in accordance with this Section 11 is caused solely by or through one or the other Party, such Party will indemnify the other Party for any liability to the Escrow Agent. Each Indemnified Party shall, in its sole discretion, have the right to select and employ separate counsel with respect to any action or claim brought or asserted against it, and the reasonable fees of such counsel shall be paid upon demand by Purchaser and Seller jointly and severally. The obligations of Purchaser and Seller under this Section shall survive any termination of this Agreement and the resignation or removal of Escrow Agent.

12. Compensation of Escrow Agent.

(a) Fees and Expenses. Purchaser and Seller agree, jointly and severally, to compensate Escrow Agent upon demand for its services hereunder in accordance with Schedule B attached hereto. The obligations of Purchaser and Seller under this Section shall survive any termination of this Agreement and the resignation or removal of Escrow Agent.

(b) Disbursements from Escrow Funds to Pay Escrow Agent. Escrow Agent is authorized to, and may disburse to itself from the Escrow Funds, from time to time, the amount of any compensation and reimbursement of expenses due and payable hereunder (including any amount to which Escrow Agent or any other Indemnified Party is entitled to seek indemnification hereunder). Escrow Agent shall notify Purchaser and Seller of any such disbursement from the Escrow Funds to itself or any other Indemnified Party and shall furnish Purchaser and Seller copies of related invoices and other statements.

13. Representations and Warranties. Purchaser and Seller each respectively make the following representations and warranties to Escrow Agent:

(a) it has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and this Agreement has been duly approved by all necessary action and constitutes its valid and binding agreement enforceable in accordance with its terms.

(b) each of the applicable persons designated on Schedule C attached hereto has been duly appointed to act as its authorized representative hereunder and individually has full power and authority on its behalf to execute and deliver any instruction or direction, to amend, modify or waive any provision of this Agreement and to take any and all other actions as its authorized representative under this Agreement and no change in designation of such authorized representatives will be effective until written notice of such change is delivered to each other party to this Agreement pursuant to Section 15 and Escrow Agent has had reasonable time to act upon it.

(c) the execution, delivery and performance of this Agreement by Escrow Agent does not and will not violate any applicable law or regulation and no printed or other material in any language, including any prospectus, notice, report, and promotional material that mentions “U.S. Bank” or any of its affiliates by name or the rights, powers, or duties of Escrow Agent under this Agreement will be issued by any other parties hereto, or on such party’s behalf, without the prior written consent of Escrow Agent.

(d) it will not claim any immunity from jurisdiction of any court, suit or legal process, whether from service of notice, injunction, attachment, execution or enforcement of any judgment or otherwise.

(e) there is no security interest in the Escrow Funds or any part thereof and no financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the Escrow Funds or any part thereof.

14. Identifying Information. To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust or other legal entity, Escrow Agent requires documentation to verify its formation and existence as a legal entity. Escrow Agent may require financial statements, licenses or identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. Purchaser and Seller agree to provide all information requested by Escrow Agent in connection with any legislation or regulation to which Escrow Agent is subject, in a timely manner. Escrow Agent’s appointment and acceptance of its duties under this Agreement is contingent upon verification of all regulatory requirements applicable to Purchaser, Seller and any of their permitted assigns, including successful completion of a final background check. These conditions include, without limitation, requirements under the USA PATRIOT Act, the USA FREEDOM Act, the Bank Secrecy Act, and the U.S. Department of the Treasury Office of Foreign Assets Control. If these conditions are not met, Escrow Agent may at its option promptly terminate this Agreement in whole or in part, and refuse any otherwise permitted assignment by Purchaser or Seller, without any liability or incurring any additional costs.

15. Notices. All notices, approvals, consents, requests and other communications hereunder must be in writing (provided that any communication sent to Escrow Agent hereunder must be in the form of a document that is signed manually or by way of a DocuSign digital signature or electronic copy of either), in English, and may only be delivered (a) by personal delivery, or (b) by national overnight courier service, or (c) by certified or registered mail, return receipt requested, or (d) via facsimile transmission, with confirmed receipt or (e) via email by way of a PDF attachment thereto. Notice will be effective upon receipt except for notice via email, which will be effective only when the recipient, by return email or notice delivered by other method provided for in this Section, acknowledges having received that email (with an automatically generated receipt or similar notice not constituting an acknowledgement of an email receipt for purposes of this Section). Such notices may only be sent to the applicable party or parties at the address specified below:

(a) If to Purchaser or Purchaser Representative, at:

The Boston Beer Company, Inc.

One Design Center Place, Suite 850

Boston, MA 02110

Attention: Tara L. Heath, Vice President,

                 Legal and Deputy General Counsel

Telephone No. 617.368.5083

E-mail: tara.heath@bostonbeer.com

with a copy of such notice (which shall not constitute notice to Purchaser or Purchaser Representative) to:

Nixon Peabody LLP

Exchange Place

53 State Street

Boston, MA 02109

Attention: Frederick H. Grein, Jr.

Telephone No. 617.345.6117

E-mail: fgrein@nixonpeabody.com

(b) If to Seller or Seller Representative, at:

DFH Investors LLC

81 Main Street, Suite 501

White Plains, NY 10601

Attn: Philip Marineau

Telephone:

E-mail:

with a copy of such notice (which shall not constitute notice to Seller or Seller Representative) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn: Christopher Torrente

Telephone: 212.446.4677

E-mail: christopher.torrente@kirkland.com

(c) If to Escrow Agent, at:

U.S. Bank National Association, as Escrow Agent

Attn: Global Corporate Trust Services

One Federal Street, 10th Floor

Boston, MA 02110

Telephone: (617) 603-6452

E-mail: laura.cawley@usbank.com

and:

U.S. Bank National Association

Attention: Trust Finance Management

60 Livingston Ave

St. Paul, MN 55107

Telephone: (651) 466-6094

E-mail: tfmcorporateescrowshared@usbank.com

or to such other address as each party may designate for itself by like notice and unless otherwise provided herein will be deemed to have been given on the date received. Purchaser and Seller agree to assume all risks arising out of the use of DocuSign digital signatures and electronic methods to submit instructions and directions to Escrow Agent, including without limitation the risk of Escrow Agent acting on unauthorized instructions, and the risk of interception and misuse by third parties.

16. Amendment and Assignment. None of the terms or conditions of this Agreement may be changed, waived, modified, terminated or varied in any manner whatsoever unless in writing duly signed by each party to this Agreement. No course of conduct will constitute a waiver of any of the terms and conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified. No party may assign this Agreement or any of its rights or obligations hereunder without the written consent of the other parties, provided that if Escrow Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business (including the escrow contemplated by this Agreement) to another entity, the successor or transferee entity without any further act will be the successor Escrow Agent.

17. Governing Law, Jurisdiction and Venue. This Agreement must be construed and interpreted in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of laws principles (whether of the State of Delaware or any other jurisdiction) that would require the application of any other laws. Each of the parties hereto irrevocably (a) consents to the exclusive jurisdiction and venue of the state and federal courts in the State of Delaware in connection with any matter arising out of this Agreement, (b) waives any objection to such jurisdiction or venue (c) agrees not to commence any legal proceedings related hereto except in such courts (d) consents to and agrees to accept service of process to vest personal jurisdiction over it in any such courts made as set forth in Section 15 and (e) waives any right to trial by jury in any action in connection with this Agreement.

18. Entire Agreement, No Third-Party Beneficiaries. This Agreement constitutes the entire agreement between the signatory parties hereto relating to the holding, investment and disbursement of Escrow Funds and sets forth in their entirety the obligations and duties of Escrow Agent with respect to Escrow Funds. This Agreement and any Joint Written Direction may be executed in two or more counterparts, which when so executed will constitute one and the same agreement or direction. To the extent any provision of this Agreement is prohibited by or invalid under applicable law, such provision will be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. The Section headings have been inserted for convenience only and will be given no substantive meaning or significance whatsoever in construing the terms and conditions of this Agreement. Nothing in this Agreement, express or implied, is intended to or will confer upon any person other than the signatory parties hereto and the Indemnified Parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

[THE REMAINDER OF THIS PAGE IS LEFT BLANK INTENTIONALLY]

The parties hereto have caused this Agreement to be executed manually or by way of a DocuSign digital signature effective as of the date first above written.

THE BOSTON BEER COMPANY, INC., as Purchaser

By:	/s/ David A. Burwick
Name:	David A. Burwick
Title:	President and Chief Executive Officer

DFH INVESTORS LLC, as Seller

By:	/s/ Philip Marineau
Name:	Philip Marineau
Title:	President

U.S. BANK NATIONAL ASSOCIATION as Escrow Agent

By:	/s/ Laura Crawley
Name:	Laura Crawley
Title:	Vice President

[Escrow Agreement – Signature Page]

SCHEDULE A

U.S. BANK NATIONAL ASSOCIATION

Investment Authorization Form

U.S. BANK MONEY MARKET DEPOSIT ACCOUNT

Description and Terms

The U.S. Bank Money Market Deposit Account is a U.S. Bank National Association (“U.S. Bank”) interest-bearing money market deposit account designed to meet the needs of U.S. Bank’s Corporate Trust Services Escrow Group and other corporate trust customers of U.S. Bank. Selection of this investment includes authorization to place funds on deposit and invest with U.S. Bank.

U.S. Bank uses the daily balance method to calculate interest on this account (actual/365 or 366). This method applies a daily periodic rate to the principal balance in the account each day. Interest is accrued daily and credited monthly to the account. Interest rates are determined at U.S. Bank’s discretion, and may be tiered by customer deposit amount.

The owner of the account is U.S. Bank as agent for its corporate trust customers. U.S. Bank’s Corporate Trust Services Escrow Group performs all account deposits and withdrawals. Deposit accounts are FDIC insured per depositor, as determined under FDIC Regulations, up to applicable FDIC limits.

U.S. BANK IS NOT REQUIRED TO REGISTER AS A MUNICIPAL ADVISOR WITH THE SECURITIES AND EXCHANGE COMMISSION FOR PURPOSES OF COMPLYING WITH THE DODD-FRANK WALL STREET REFORM & CONSUMER PROTECTION ACT. INVESTMENT ADVICE, IF NEEDED, SHOULD BE OBTAINED FROM YOUR FINANCIAL ADVISOR.

Automatic Authorization

In the absence of specific written direction to the contrary to the extent and as authorized in the applicable escrow agreement, U.S. Bank is hereby directed to invest and reinvest proceeds and other available moneys in the U.S. Bank Money Market Deposit Account. The customer(s) confirm that the U.S. Bank Money Market Deposit Account is a permitted investment under the operative documents and this authorization is the permanent direction for investment of the moneys until notified in writing of permissible alternate instructions.

SCHEDULE B

Schedule of Fees for Services as Escrow Agent

U.S. BANK NATIONAL ASSOCIATION

Schedule of fees for Services as Escrow Agent

The Boston Beer Company, Inc.

Initial Acceptance Fee: **$500**

A one-time charge covering review of Escrow Agent agreement, establishment of escrow account, client due diligence (KYC) and liaison with parties to the governing documents and attorneys. Payable at closing.

Escrow Agent One-Time Administration Fee: **$1,500**

Covers normal ongoing duties of the Escrow Agent as described in the governing documents. Payable at closing.

External Legal Fees: **Waived**

U.S. Bank does not anticipate engaging external counsel. However, we reserve the right to engage external counsel should material events arise and their fees are passed along at cost.

Out-of-Pocket Expenses: **At cost (if any)**

We do not anticipate incurring any out-of-pocket expenses in connection with the closing. If applicable, then reimbursement of expenses associated with the performance of our duties, including but not limited to: travel expenses, courier services etc., will be billed at cost.

Extraordinary administration services:

Extraordinary administration services (EAS) are duties, responsibilities or activities not expected to be provided by the trustee or agent at the outset of the transaction, not routine or customary, and/or not incurred in the ordinary course of business and may require analysis or interpretation. Billing for fees and expenses related to EAS is appropriate in instances where inquiries, events or developments are unexpected, even if the possibility of such circumstances could have been identified at the inception of the transaction, or as changes in law, procedures, or the cost of doing business demand. At our option, EAS may be charged on an hourly (time expended multiplied by current hourly rate), flat or special fee basis at such rates or in such amounts in effect at the time of such services, which may be modified by us in our sole and reasonable discretion from time to time. In addition, all fees and expenses incurred by the trustee or agent, in connection with the trustee's or agent's EAS and ordinary administration services and including without limitation the fees and expenses of legal counsel, financial advisors and other professionals, charges for wire transfers, checks, internal transfers and securities transactions, travel expenses, communication costs, postage (including express mail and overnight delivery charges), copying charges and the like will be payable, at cost, to the trustee or agent. EAS fees are due and payable in addition to annual or ordinary administration fees. Failure to pay for EAS owed to U.S. Bank when due may result in interest being charged on amounts owed to U.S. Bank for extraordinary administration services fees and expenses at the prevailing market rate.

U.S. BANK NATIONAL ASSOCIATION 3

SCHEDULE C

Each of the following person(s) is a Purchaser Representative authorized to execute documents and direct Escrow Agent as to all matters, including fund transfers, address changes and contact information changes, on Purchaser’s behalf (only one signature required):

Tara L. Heath Name	/s/ Tara L. Heath Specimen signature	617.368.5083 Telephone No.

Matthew Murphy Name	/s/ Matthew Murphy Specimen signature	617.368.5118 Telephone No.

Name	Specimen signature	Telephone No.

If only one person is identified above, the following person is authorized for call-back confirmations:

Name	Telephone Number

Each of the following person(s) is a Seller Representative authorized to execute documents and direct Escrow Agent as to all matters, including fund transfers, address changes and contact information changes, on Seller’s behalf (only one signature required):

Philip Marineau Name	/s/ Philip Marineau Specimen signature	914.824.5900 Telephone No.

Kayvan Heravi Name	/s/ Kayvan Heravi Specimen signature	914.824.5915 Telephone No.

Name	Specimen signature	Telephone No.

If only one person is identified above, the following person is authorized for call-back confirmations:

Name	Telephone Number

ATTACHMENT 1

FORM OF JOINT WRITTEN DIRECTION

U.S. Bank National Association, as Escrow Agent

ATTN: Global Corporate Trust Services

One Federal Street, 10th Floor

Boston, Massachusetts 02110

RE:

ESCROW AGREEMENT dated as of May    , 2019 (the “Escrow Agreement”) among The Boston Beer Company, Inc. (“Purchaser”), DFH Investors LLC (“Seller”) and U.S. Bank National Association as escrow agent (“Escrow Agent”).

Ladies and Gentlemen:

Pursuant to the provisions of Section 4 of the above-noted Escrow Agreement, Purchaser and Seller hereby instruct Escrow Agent to disburse the amount of $[        ] from the Escrow Account to [Seller] [Purchaser], as provided below:

Purchaser	Seller
Bank Name:	Bank Name:

Bank Address:	Bank Address:

ABA No.:	ABA No.

Account Name:	Account Name:

Account No.:	Account No.:

THE BOSTON BEER COMPANY, INC.

By:
Name:
Date:

DFH INVESTORS LLC

By:
Name:
Date:

EXHIBIT B

ASSIGNMENT OF MEMBERSHIP UNITS

This ASSIGNMENT OF MEMBERSHIP UNITS, effective as of [                ], 2019, is entered into by and between DFH Investors LLC, a Delaware limited liability company (“Assignor”), and The Boston Beer Company, Inc., a Massachusetts corporation (“Assignee”).

WHEREAS, Assignor owns 1,000,000 Series A Units of membership interests (the “Membership Units”) in Off Centered Way LLC, a Delaware limited liability company (“OCW”); and

WHEREAS, in connection with the Membership Unit Purchase Agreement (the “Purchase Agreement”), dated May 8, 2019 entered into between Assignor and Assignee, Assignor desires to assign, transfer, convey and set over to Assignee, all of Assignor’s rights, title and interest in and to the Membership Units and Assignee is willing to accept such assignment.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged:

Assignor does hereby assign, transfer, convey and set over to Assignee, free and clear of all liens and encumbrances (other than for Permitted Liens as defined in the Purchase Agreement) all of Assignor’s rights, title and interest in and to the Membership Units, and including without limitation, Assignor’s rights as a member of OCW to exercise voting power in respect of such Membership Units, and Assignor’s rights, title and interest as a member of OCW in and to all (i) capital and assets of OCW, (ii) the Assignor’s Capital Account balance with respect to the Membership Units, (iii) profits and losses of OCW, and (iv) distributions (whether now due or hereafter to become due) from OCW, TO HAVE AND TO HOLD the same unto Assignee, and its successors and assigns forever.

Assignor hereby confirms and acknowledges that the Board of Managers of OCW, and the other members of OCW (to the extent necessary or required), has consented to, approved, and waived any conditions to: (i) the assignment of the Membership Units from Assignor to Assignee and (ii) the admission of Assignee as a substitute member of OCW, all in accordance with the terms of OCW’s Limited Liability Company Agreement currently in effect. Assignor further confirms that no further action or approval is necessary to effectuate the assignment contemplated hereunder or admit Assignee as a substitute member of OCW.

IN FURTHERANCE OF THE FOREGOING, Assignor shall take all actions and execute all documents necessary to transfer all of its rights, title and interest in and to the Membership Units to Assignee and to cause Assignee to acquire the Membership Units and perfect the assignment of the Membership Units as contemplated by this Assignment of Membership Units.

This Assignment of Membership Units shall be governed by and construed in accordance with the laws of the State of Delaware.

This Assignment of Membership Units may be executed in one or more counterparts, each of which is deemed an original but all of which together constitute one and the same instrument.

IN WITNESS WHEREOF, this Assignment of Membership Units has been executed by the duly authorized representatives of Assignor and Assignee, effective as of the date first above written.

ASSIGNOR:

DFH INVESTORS LLC

By:
Name:
Title:

ASSIGNEE:

THE BOSTON BEER COMPANY, INC.

By:
Name:
Title: